Exhibit 4.8

ARCADIS NV

2005 LONG-TERM INCENTIVE PLAN

ARCADIS NV 2005 LONG-TERM INCENTIVE PLAN

	ARTICLE 1 OBJECTIVE

1.1.	Objective	1

	ARTICLE 2 DEFINITIONS

2.1.	Definitions	1

	ARTICLE 3 ADMINISTRATION AND AMENDMENTS

3.1.	Administration	4
3.2.	Award Design Authority	4
3.3.	Amendments	4
3.4.	Binding Authority	4

	ARTICLE 4 PERSONS ELIGIBLE FOR AWARDS

4.1.	Persons Eligible for Awards	4

	ARTICLE 5 NUMBER OF SHARES

5.1.	Shares Available for Issuance	5
5.2.	Annual Award Limit	5

	ARTICLE 6 OPTIONS

6.1.	General	5
6.2.	Terms and Conditions of Options	5
6.3.	Exercise Price	5
6.4.	Exercise Period	5
6.5.	Other Terms and Conditions	6
6.6.	Incentive Stock Options	6

	ARTICLE 7 STOCK APPRECIATION RIGHTS

7.1.	General	6
7.2.	Terms and Conditions of Stock Appreciation Rights	6
7.3.	Exercise Price	6
7.4.	Exercise Period	6
7.5.	Other Terms and Conditions .	7

	ARTICLE 8 RESTRICTED SHARE AWARDS

8.1.	General	7
8.2.	Terms and Conditions of Restricted Shares	7
8.3.	Issuance of Shares	7
8.4.	Release of Shares	8

8.5.	Restrictions on Transfer of Shares	8
8.6.	Rights of Grantee During Restricted Period	8
8.7.	Other Terms and Conditions	8

	ARTICLE 9 RESTRICTED SHARE UNIT AWARDS

9.1.	General	9
9.2.	Terms and Conditions of Restricted Share Unit Awards	9
9.3.	Vesting and Conversion of Restricted Share Units	9
9.4.	Other Terms and Conditions	9

	ARTICLE 10 EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

10.1.	Exercise of Options and Stock Appreciation Rights	10

	ARTICLE 11 EXPIRATION OF AWARDS

11.1.	Expiration of Awards	11
11.2.	Termination of Service Upon Certain Events	11
11.3.	Determination of Unvested Conditional Awards	13

	ARTICLE 12 CHANGES IN CAPITAL STRUCTURE

12.1.	Equitable Adjustments	13

	ARTICLE 13 ADDITIONAL PROVISIONS

13.1.	Confirmation of Grant	13
13.2.	Acceptance	14
13.3.	Non.transferabi1ity.	14
13.4.	Compliance with Other Laws and Regulations	14
13.5.	No Rights as Shareholders	14
13.6.	Withholding	14
13.7.	Continued Employment Not Presumed	14
13.8.	Effective Date; Duration	15
13.9.	Unfunded Plan	15
13.10.	Taxes	15
13.11.	Domicile	15
13.12.	Term of Plan	15
13.13.	Governing Law	16

ARCADIS NV 2005 LONG-TERM INCENTIVE PLAN

ARTICLE 1
OBJECTIVE

1.1.   Objective.   The objective of the 2005 ARCADIS NV Long-Term Incentive Plan and the accompanying grant of Awards to employees and Executive Board members is to strengthen such persons ties with ARCADIS and to promote the success, and enhance the value, of ARCADIS, by linking the personal interests of its employees and Executive Board members to those of the ARCADIS shareholders.

ARTICLE 2
DEFINITIONS

2.1.   Definitions.   In this Plan the terms to be referred to shall have the meaning as listed.

–	Agreement:

a written agreement, in such form as the Supervisory Board prescribes from time to time, setting forth the number of Shares subject to the Award, any Performance Condition and/or period, the date of Vesting, the Award date and any other terms and conditions of the Award.

–	Award:	an Option, Stock Appreciation Right, award of Restricted Shares, or award of Restricted Share Units granted to a participant under the Plan.

–	Code:	the United States Internal Revenue Code of 1986, as amended.

–	Committee:	the ARCADIS Selection and Remuneration Committee, composed by and from members of the ARCADIS Supervisory Board.

–	Company:	the naamloze vennootschap ARCADIS NV, registered at Arnhem.

–	Executive Board:	the Executive Board of the Company.

–	Exercise:	an election by a Grantee, in accordance with the procedures established by the Supervisory Board, to acquire Shares underlying an Option or SAR.

–	Exercise Form:	the form as prescribed and provided by the Company to Grantees to exercise an Option or SAR.

–	Exercise Period:	the period during which an Option or SAR can be exercised.

–	Exercise Price:

with respect to an Option means the price payable by a Grantee to the Company to purchase Shares underlying the Option (which price cannot be less than the Fair Market Value on the Grant Date), and with respect to a SAR “Exercise Price” means the Fair

Market Value on the Grant Date, which is used to determine the number of Shares to be issued to the Grantee upon exercise of the SAR, or the cash payment equal to the SAR.

–	Fair Market Value:

as of a particular date means the closing price of the Shares on such date as listed in the official Prijscourant of Euronext Amsterdam N.V., or if the Shares are not traded on such date, on the last prior date on which the Shares were traded.

–	Grantee:	a participant to whom an Award is granted under the Plan.

–	Grant Date:

the date designated by the Supervisory Board as being the date upon which a Grantee receives an Award under the Plan; regardless of when the Agreement evidencing the Award is actually delivered to the Grantee.

–	Member of the Group:	the Company or any entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Supervisory Board.

–	Option:	the right to acquire during a certain period of time a certain number of Shares against a pre-set price.

–	Option Agreement:	a written agreement, in such form as the Supervisory Board shall approve from time to time, that evidences the terms and conditions of an Option granted under the Plan.

–	Plan:	the 2005 ARCADIS NV Long-Term Incentive Plan.

–	Performance Condition:

A performance condition applicable to an Award shall determine the time such Award becomes Vested, if at all, based upon the satisfaction of such Performance Condition. An Award shall lapse if the Performance Condition is not satisfied. The Supervisory Board may change a Performance Condition during the performance period to take account of any structural changes relating to the Shares or the Company in accordance with established market practice.

–	Reglement:	the Regulatory concerning Insider Information ARCADIS N.V.

–	Restricted Period:	the period during which the Restricted Shares awarded to a Grantee under Article 8 of the Plan remain subject to a risk of forfeiture.

–	Restricted Shares:	Shares that have been awarded to a Grantee under Article 8 of the Plan that are subject to certain restrictions and to a risk of forfeiture.

–	Restricted Share Units:

an Award made to a Grantee under Article 9 of the Plan representing the right to receive Shares (or the equivalent value in cash or other property if the Supervisory Board so provides) in the future, upon achievement of such Performance Condition or satisfaction of other vesting criteria as the Supervisory Board establishes.

–	Restricted Share Agreement:	a written agreement, in such form as the Supervisory Board shall approve from time to time, that evidences the terms and conditions of an award of Restricted Shares under the Plan.

–	Restricted Share Unit Agreement:	a written agreement, in such form as the Supervisory Board shall approve from time to time, that evidences the terms and conditions of an award of Restricted Share Units under the Plan.

–	Retirement:	voluntary termination of a participant’s employment at the retirement age specified in his employment contract or early retirement at the Company’s request.

–	SAR Agreement:	a written agreement, in such form as the Supervisory Board shall approve from time to time, that evidences the terms and conditions of an award of Stock Appreciation Rights under the Plan.

–	Shares:	ordinary shares in the capital of the Company with a nominal value of Euro 0,05 (five Euro cent) each, as exclusively listed at Euronext Amsterdam N.V.

–	Stock Appreciation Amount:

with respect to a Stock Appreciation Right, means the amount determined by multiplying (i) the number of Shares subject to the portion of the Stock Appreciation Right being exercised by (ii) an amount equal to the excess, if any, of (A) the Fair Market Value per Share on the date of exercise of the Stock Appreciation Right, over (B) the Fair Market Value per Share on the Grant Date of the Stock Appreciation Right.

–	Stock Appreciation Right or “SAR”:	shall have the meaning stated in Article 7 of the Plan.

–	Subsidiary:

any corporation, company, association or other entity which qualifies as a subsidiary of the Company under the definition of “subsidiary corporation” contained in Section 424(f) of the Code and/or in the Dutch law as described in article 2:24 BW.

–	Supervisory Board:	the Raad van Commissarissen of the Company

–	Vest:

when an Award “vests,” the Grantee becomes irrevocably entitled to all or a portion of his or her benefits underlying the Award. An Option or Stock Appreciation Right becomes exercisable when it vests; an award of Restricted Shares or Restricted Share Units becomes non-forfeitable when it vests.

–	Vesting Date:	the date on which all or some portion of an Award vests.

ARTICLE 3
ADMINISTRATION AND AMENDMENTS

3.1.   Administration.   The Plan shall be administered under the responsibility of the Supervisory Board. The Supervisory Board shall have the exclusive authority to grant and determine the terms and conditions of Awards under the Plan. The Supervisory Board may delegate authority to the Committee to carry out the executory functions of the Supervisory Board and to handle the day-to-day administration of the Plan. The Supervisory Board or the Committee shall have the authority to interpret, to amend, to correct and to apply the Plan and to make regulations and determinations for carrying out its purpose. The Supervisory Board has appointed the Company to keep the accounts and records of the Plan, and to facilitate the administration of the Plan.

3.2.   Award Design Authority.   The Supervisory Board shall (i) establish objectives and/or Performance Conditions for Awards, and (ii) determine the grant and Exercise Periods of Awards.

3.3.   Amendments.   No amendment to the Plan may, without the approval of the General Meeting of Shareholders of the Company, either (i) materially increase the benefits accruing to participants, (ii) materially increase the number of Shares available under the Plan, (iii) expand the types of awards under the Plan, (iv) materially expand the class of participants eligible to participate in the Plan, (v) materially extend the term of the Plan, or (vi) otherwise constitute a material change requiring shareholder approval under applicable laws or the applicable listing or other requirements of a stock exchange were the Shares are listed.

3.4.   Binding Authority.   Any interpretation of the Plan by the Supervisory Board or the Committee, and any decision made by it with respect to the Plan or in any dispute relating to an Award or relating to any aspect of the Plan, is final and binding on all persons.

ARTICLE 4
PERSONS ELIGIBLE FOR AWARDS

4.1.   Persons Eligible for Awards.   Senior employees and members of the Executive Board of the Company and its Subsidiaries are eligible to receive Awards granted by the Company after approval of the Supervisory Board, at its sole discretion. In addition, key officials of newly acquired companies may receive Awards under the Plan, within the framework of their entry into employment with the Company. Key officials shall be approved by the Supervisory Board, upon proposal and recommendation by the Executive Board.

ARTICLE 5
NUMBER OF SHARES

5.1.   Shares Available for Issuance.   The total number of Shares reserved and available for issuance pursuant to Awards granted under the Plan is 2,500,000. Any or all of such Awards may be granted in the form of Incentive Stock Options.

5.2.   Annual Award Limit.   The maximum number of Shares available each year for the grant of Awards under the Plan is 600,000.

ARTICLE 6
OPTIONS

6.1.   General.   The conditions applicable to Options granted under this Plan are applicable upon the granting of such Options by the Company. The number of Options granted to a Grantee shall be determined based on objectives and/or Performance Conditions established by the Supervisory Board. The vesting of Options may be conditional on the satisfaction of Performance Conditions or on continued employment, or both, subject to the provisions of this Plan and the provisions as set out in the Option Agreement.

6.2.   Terms and Conditions of Options.   The Supervisory Board shall determine the Grant Date, number of underlying Shares and the other terms and conditions of Options, consistent with the terms of the Plan. Such terms and conditions shall be set forth in an Option Agreement with the Grantee. The terms and conditions of Options may be different for different Options and for different Grantees. No Option granted under the Plan shall have a feature for the deferral of gain upon the exercise of the Option.

6.3.   Exercise Price.

(a)       The Exercise Price of the Option shall be the Fair Market Value on the Grant Date.

(b)       The Exercise Price shall be pro rata parte amended in the event of a decision to split up the Share to shares with a lower nominal value.

6.4.   Exercise Period.

(a)       The Supervisory Board shall determine the Exercise Period of the Option. Unless otherwise provided in the Option Agreement, (i) Options cannot be exercised during the first three years after the Grant Date, (ii) Options cannot be exercised after midnight of the calendar day immediately preceding the 10th anniversary of the Grant Date, and (iii) Options may be cancelled by the Company as soon as the Shares are no longer listed on a public securities exchange.

(b)       Options may be exercised in whole or in part as provided in the applicable Option Agreement. Upon exercise of an Option, the Grantee is entitled to receive, upon payment to the Company of the applicable Exercise Price and required tax withholding amounts, the number of Shares with respect to which the Option is being exercised.

6.5.   Other Terms and Conditions.   Any Option Agreement may contain such other terms and conditions not inconsistent with the provisions of this Plan as the Supervisory Board may deem appropriate from time to time, including a requirement that an Option shall be exercisable only when approved by the Supervisory Board.

6.6.   Incentive Stock Options.   Incentive Stock Options (“ISOs”) as defined in Section 422 of the Code, shall only be granted to eligible Grantees who are employees of the Company or a Subsidiary of the Company. The aggregate Fair Market Value of Shares (determined at the time of grant) granted to a Grantee, under all plans of the Company or its Subsidiaries, that become exercisable for the first time during any calendar year may not exceed US $100,000, or such other amount as may be permitted by amendment of the Code. The ISOs must comply with all of the other rules applicable to ISOs under Section 422 of the Code.

ARTICLE 7
STOCK APPRECIATION RIGHTS

7.1.   General.   The conditions applicable to Stock Appreciation Rights (“SAR”) granted under this Plan are applicable upon the granting of such Stock Appreciation Rights by the Company. The number of Stock Appreciation Rights granted to a Grantee shall be determined based on objectives and/or Performance Conditions established by the Supervisory Board. The vesting of Stock Appreciation Rights may be conditional on the satisfaction of Performance Conditions or on continued employment, or both, subject to the provisions of this Plan and the provisions as set out in the SAR Agreement.

7.2.   Terms and Conditions of Stock Appreciation Rights.   The Supervisory Board shall determine the Grant Date, number of underlying Shares and the other terms and conditions of Stock Appreciation Rights, consistent with the terms of the Plan. Such terms and conditions shall be set forth in a SAR Agreement with the Grantee. The terms and conditions of Stock Appreciation Rights may be different for different awards of Stock Appreciation Rights and for different Grantees. No Stock Appreciation Right granted under the Plan shall have a feature for the deferral of gain upon the exercise of the SAR.

7.3.   Exercise Price.

(a)       The Exercise Price of the SAR shall be the Fair Market Value on the Grant Date.

(b)       The Exercise Price shall be pro rata parte amended in the event of a decision to split up the Share to shares with a lower nominal value.

7.4.   Exercise Period.

(a)       The Supervisory Board shall determine the Exercise Period of a Stock Appreciation Right. Unless otherwise provided in the SAR Agreement, (i) SARs cannot be exercised during the first three years after the Grant Date, (ii) SARs cannot be exercised after midnight of the calendar day immediately preceding the 10th anniversary of the Grant Date, (iii) a SAR may be exercised only when the Fair Market Value of a Share exceeds the Exercise Price of the SAR, and (iv) SARs may be cancelled by the Company as soon as the Shares are no longer listed on a public securities exchange.

(b)       Stock Appreciation Rights may be exercised in whole or in part as provided in the applicable SAR Agreement. Upon exercise of a SAR, the Grantee is entitled to receive, upon payment to the Company of required tax withholding amounts, a number of Shares (equal to the highest whole number of Shares) having an aggregate Fair Market Value as of the date of Exercise equal to the Stock Appreciation Amount.

7.5.   Other Terms and Conditions.   A SAR Agreement may contain such other terms and conditions not inconsistent with the provisions of this Plan as the Supervisory Board may deem appropriate from time to time, including a requirement that the Stock Appreciation Right shall be exercisable only when approved by the Supervisory Board.

ARTICLE 8
RESTRICTED SHARE AWARDS

8.1.   General.   The conditions applicable to Restricted Shares granted under this Plan are applicable upon the granting of such Restricted Shares by the Company. The number of Restricted Shares granted to a Grantee shall be determined based on objectives and/or Performance Conditions established by the Supervisory Board.

8.2.   Terms and Conditions of Restricted Shares.   Restricted Shares awarded under the Plan shall be subject to the terms and conditions of the applicable Restricted Share Agreement which shall be consistent with the terms and conditions set forth in this Article 8. Each Restricted Share Agreement shall state the aggregate number of Shares as to which it pertains, the date on which the award of Restricted Shares was made by the Supervisory Board, and the Restricted Period or Periods with respect to the Restricted Shares so awarded. The vesting of Restricted Shares may be conditional on the satisfaction of Performance Conditions or on continued employment, or both, subject to the provisions of this Plan and the provisions as set out in the Restricted Share Agreement. The number of Restricted Shares awarded and the Restricted Period or Periods may be different for different Awards and for different Grantees.

8.3.   Issuance of Shares.   Restricted Shares shall be delivered to the Grantee at the time of grant either by book-entry registration or by delivering to the Grantee, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Supervisory Board, a stock certificate or certificates registered in the name of the Grantee. If physical certificates representing Restricted Shares are registered in the name of the Grantee, such certificates shall be registered in the Grantee’s name and shall be deposited with the Company or its designee in an escrow account, together with stock powers or other instruments of transfer appropriately endorsed in blank by the Grantee. Each certificate shall bear a legend in substantially the following form:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in the 2005 ARCADIS NV Long-Term Incentive Plan, and a Restricted Share Agreement between the registered owner of the shares represented hereby and ARCADIS NV. Release from such terms and conditions shall be made only in accordance with the provisions of such Plan and Agreement, copies of which are on file in the principal office of ARCADIS NV in The Netherlands.”

If a Restricted Share Agreement specifies different Restricted Periods for portions of the Shares so awarded, and if physical certificates representing the Restricted Shares are registered in the name of the Grantee, the Company shall issue a separate stock certificate for each such portion of Shares subject to a different Restricted Period.

8.4.   Release of Shares.   Upon the expiration or termination of the Restricted Period and provided that the Grantee (a) has remained continuously in the employment of the Company or a Subsidiary through such date, and (b) has satisfied all performance or other requirements and conditions, if any, contained in the applicable Restricted Share Agreement, the Award shall vest and the Company shall release from escrow or book entry-registration and deliver to the Grantee or the Grantee’s heir(s) or estate, free of the legend described in Section 8.3 above, stock certificate(s) evidencing the Restricted Shares as to which the Restricted Period has expired or been terminated.

8.5.   Restrictions on Transfer of Shares.   Restricted Shares awarded under the Plan, and the right to vote such Shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered during the Restricted Period applicable to such Shares. No such sale, assignment, transfer, exchange, pledge, hypothecation or encumbrance, whether made or created voluntarily by the Grantee or his or her agent or by operation of law, shall be recognized by, be binding upon, or affect in any manner the rights of, the Company or any agent or custodian holding certificates for such Shares during the Restricted Period.

8.6.   Rights of Grantee During Restricted Period.   Except as otherwise provided in this Plan, during the applicable Restricted Period, the Grantee shall have all of the rights of a shareholder with respect to Restricted Shares awarded to such Grantee including, without limitation, (a) the right to receive cash dividends, if any, as may be declared on such Shares from time to time, and (b) the right to vote (in person or by proxy) such Shares at any meeting of shareholders of the Company. Any stock dividends declared with respect to Restricted Shares shall not be delivered to the Grantee, but instead shall be held as Restricted Shares under the same terms and conditions as the Restricted Shares with respect to which such stock dividends are issued.

8.7.   Other Terms and Conditions.   Restricted Share Agreements may contain such other terms and conditions not inconsistent with the provisions of this Plan as the Supervisory Board may deem appropriate from time to time.

ARTICLE 9
RESTRICTED SHARE UNIT AWARDS

9.1.   General.   The conditions applicable to Restricted Share Units granted under this Plan are applicable upon the granting of such Restricted Share Units by the Company. The number of Restricted Share Units granted to a Grantee shall be determined based on objectives and/or Performance Conditions established by the Supervisory Board.

9.2.   Terms and Conditions of Restricted Share Unit Awards.   Restricted Shares Units awarded under the Plan shall be subject to the terms and conditions of the applicable Restricted Share Unit Agreement which shall be consistent with the terms and conditions set forth in this Article 9. Restricted Share Units do not represent actual Shares on the Grant Date. Rather, they represent the right to receive actual Shares (or the equivalent value in cash or other property if the Restricted Share Unit Agreement so provides) in the future, upon achievement of such Performance Conditions or satisfaction of other vesting criteria as the Supervisory Board establishes. Each Restricted Share Unit Agreement shall state the aggregate number of underlying Shares as to which it pertains, the date on which the award of Restricted Share Units was made by the Supervisory Board, and vesting terms and criteria applicable to the Restricted Share Units so awarded. The vesting of Restricted Share Units may be conditional on the satisfaction of Performance Conditions or on continued employment, or both, subject to the provisions of this Plan and the provisions as set out in the Restricted Share Unit Agreement. The number of Restricted Share Units awarded and vesting terms and criteria may be different for different Awards and for different Grantees.

9.3.   Vesting and Conversion of Restricted Share Units.   Upon the end of the vesting period set forth in the Restricted Share Unit Agreement, and provided that the Grantee (a) has remained continuously in the employment of the Company or a Subsidiary through such date, and (b) has satisfied all Performance Conditions and/or other requirements, if any, contained in the applicable Restricted Share Unit Agreement, the Award will be converted on the Vesting Date into actual Shares (or the right to receive the equivalent value in cash or other property if the Restricted Share Unit Agreement so provides). The Company shall, as soon as practical after the Vesting Date, deliver to the Grantee or the Grantee’s heir(s) or estate, stock certificate(s) evidencing the Shares underlying the Restricted Share Units so vesting (or the equivalent value in cash or other property if the Restricted Share Unit Agreement so provides).

9.4.   Other Terms and Conditions.   Restricted Share Unit Agreements may contain such other terms and conditions not inconsistent with the provisions of the Plan as the Supervisory Board may deem appropriate from time to time.

ARTICLE 10
EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

10.1.   Exercise of Options and Stock Appreciation Rights.

(a)       Options and Stock Appreciation Rights can only be exercised by the Grantee, or after his or her death by the Grantee’s heirs. If the person exercising an Option or Stock Appreciation Rights is not the Grantee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option or Stock Appreciation Rights.

(b)       Options and Stock Appreciation Rights may be exercised in part or in full but only for full Shares and not for fractional Shares.

(c)       Options and Stock Appreciation Rights shall be exercised by written notice delivered as specified in the applicable Option or SAR Agreement or in any other manner directed by the Supervisory Board in writing. Such written notice in the case of an Option shall state the manner of payment elected by the Grantee. In case of exercising a SAR, the value of the SAR is the Fair Market Value of a Share at the date of Exercise less the Exercise Price of the SAR. A Grantee can authorize the Company to sell the Shares acquired through the Exercise of the Option or Stock Appreciation Rights immediately, taking into account the Reglement. Instructions to exercise the Option or Stock Appreciation Rights are given to the Company secretary (or to a handling agent, as appointed by the Company secretary). Instructions to sell are given by the handling agent to the bank.

(d)       The Exercise of an Option or Stock Appreciation Right shall take place by means of an Option or SAR Exercise Form signed by the Grantee to the Company secretary (or to a handling agent, as appointed by the Company secretary) stating for how many Shares the Option or SAR is being exercised.

(e)       Upon Exercise of an Option or SAR, the transfer of the Shares shall take place as soon as possible against full payment of the Exercise Price (in the case of an Option), or other applicable Exercise requirement. The Company retains the right to extend the transfer period in the event in the opinion of the Company the transfer within the aforementioned period would result into damage to the Company.

(f)        The Grantee holds harmless and indemnifies the Company, the Company secretary and/or the handling agent for the risks resulting from instructions which are not clear, and for any risks resulting from errors on the part of the bank.

(g)       The Company secretary is responsible for maintaining the Option and Stock Appreciation Rights Register. The Company secretary informs the Grantees by information on the ARCADIS Intranet during which period trading is not allowed pursuant to the Reglement by designated persons.

(h)       The Company shall facilitate the administration of the Plan, and may prescribe the manner of exercise of Options and Stock Appreciation Rights under the Plan (including the address to which notice of Exercise should be sent).

ARTICLE 11
EXPIRATION OF AWARDS

11.1.   Expiration of Awards.   Unless Article 11.2 applies, an unvested Award shall lapse on the date the Grantee ceases to be an employee of a Member of the Group. The Grantee cannot exercise any right and/or receive compensation with respect to an Award that has expired and/or lapsed.

11.2.   Termination of Service Upon Certain Events.   Upon ceasing to be an employee of a Member of the Group, under the circumstances as specified hereinafter, a Grantee’s Awards shall be treated as follows:

(a)   Retirement.   Unless otherwise provided by the Supervisory Board, if the Grantee ceases to be an employee of any Member of the Group by reason of Retirement, then:

(i)     unvested conditional Awards outstanding on the date of Retirement shall be earned based upon actual performance determined at the end of the applicable three-year performance period and shall Vest on the original Vesting Date(s) of the Award, but shall be prorated based upon the number of full months that elapsed between the Grant Date and the date of Retirement, divided by thirty-six (36) months, and any such Awards that are Options or SARs shall be exercisable for thirty-six (36) months after the date of Retirement, but with a minimum of twelve (12) months after the Vesting Date;

(ii)    unvested unconditional Awards outstanding on the date of Retirement shall Vest immediately on the date of Retirement, but shall be prorated based upon the number of full months that elapsed between the Grant Date and the date of Retirement, divided by thirty-six (36) months, and any such Awards that are Options or SARs shall be exercisable for thirty-six (36) months after the date of Retirement;

(iii)   the Grantee’s vested Awards outstanding on the date of Retirement shall be exercisable for thirty-six (36) months after the date of Retirement.

(b)   Death or permanent disability.   Unless otherwise provided by the Supervisory Board, if the Grantee ceases to be an employee of any Member of the Group by reason of death or permanent disability, then:

(i)     the Grantee’s unvested conditional Awards outstanding on the date of termination of employment shall be earned based upon actual performance determined at the end of the applicable three-year performance period and shall Vest on the original Vesting Date(s) of the Award, but shall be prorated based upon the number of full months that elapsed between the Grant Date and the date of termination of employment, divided by thirty-six (36) months, and any such Awards that are Options or SARs shall be exercisable for twelve (12) months after the Vesting Date;

(ii)    the Grantee’s unvested unconditional Awards outstanding on the date of termination of employment shall Vest immediately on the date of termination of employment, but shall be prorated based upon the number of months that elapsed between the Grant Date and the date of termination of employment, divided by thirty-six (36) months, and any such Awards that are Options or SARs shall be exercisable for twelve (12) months after the date of termination of employment; and

(iii)   the Grantee’s vested Awards outstanding on the date of termination of employment shall be exercisable for twelve (12) months after the date of termination of employment.

(c)   Redundancy, change of control, termination without cause.   Unless otherwise provided by the Supervisory Board, if the Grantee ceases to be an employee of any Member of the Group by reason of (I) the Grantee’s employing company ceasing to be under the control of the Company, (2) a transfer of the undertaking, or the part of the undertaking, in which the Grantee works to a person or body which is neither under the control of the Company nor a Member of the Group, (3) redundancy, or (4) termination without cause, then:

(i)     the Grantee’s unvested conditional Awards outstanding on the date of termination of employment shall be earned based upon actual performance determined at the end of the applicable three-year performance period and shall Vest on the original Vesting Date(s) of the Award, but shall be prorated based upon the number of full months that elapsed between the Grant Date and the date of termination of employment, divided by thirty-six (36) months, and any such Awards that are Options or SARs shall be exercisable for three (3) months after the Vesting Date;

(ii)    the Grantee’s unvested unconditional Awards outstanding on the date of termination of employment shall Vest immediately on the date of termination of employment, but shall be prorated based upon the number of full months that elapsed between the Grant Date and the date of termination of employment, divided by thirty-six (36) months, and any such Awards that are Options or SARs shall be exercisable for three (3) months after the date of termination of employment; and

(iii)   the Grantee’s vested Awards outstanding on the date of termination of employment shall be exercisable for three (3) months after the date of termination of employment.

(d)   Voluntary Termination.   Unless otherwise provided by the Supervisory Board, if the Grantee terminates his or her employment voluntarily, then all of the Grantee’s Awards (whether vested or unvested, conditional or unconditional), shall expire on the date of termination of employment.

(e)   Termination by the Company for Cause.   Unless otherwise provided by the Supervisory Board, if the Company terminates the Grantee’s employment for cause (as defined by the Supervisory Board), then all of the Grantee’s Awards (whether vested or unvested, conditional or unconditional), shall expire on the date preceding the date upon which notice of termination for cause is provided by the Company.

(f)   Member of the Group.   For the purposes of this Article 11, a Grantee shall not be treated as ceasing to be an employee of a Member of the Group until he or she ceases to be an employee of any Member of the Group or if he or she recommences employment with a Member of the Group within ten (10) days.

11.3   Determination of Unvested Conditional Awards.   In the event Article 11.2 applies to an unvested conditional Award, the Supervisory Board shall determine whether and to what extent the Performance Conditions have been satisfied at the end of the performance period. The Supervisory Board may decide in its discretion that the performance period in respect to an Award should be treated as ending on the date of termination of employment, and the unvested conditional Award should Vest immediately, to the extent that the Performance Condition has been satisfied (as determined by the Supervisory Board in the Agreement or in such manner as it considers reasonable).

ARTICLE 12
CHANGES IN CAPITAL STRUCTURE

12.1.   Equitable Adjustments.   In the event of a corporate event or transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the authorization limits under Section 5.1 and 5.2 shall be adjusted proportionately, and the Supervisory Board may adjust the Plan and Awards to preserve the benefits or potential benefits of the Awards. Action by the Supervisory Board may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options or SARs or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Supervisory Board determines to be equitable. In addition, upon the occurrence or in anticipation of such an event, the Supervisory Board may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Shares, (ii) that Awards will become immediately vested and that Options or SARs will become immediately exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Shares, as of a specified date associated with the transaction, over the Exercise Price of the Award, (v) that performance targets and performance periods for conditional Awards will be modified, consistent with Code Section 162(m) where applicable, or (vi) any combination of the foregoing. The Supervisory Board’s determination need not be uniform and may be different for different Grantees whether or not such Grantees are similarly situated. Without limiting the foregoing, in the event of a subdivision of the outstanding Shares (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Shares into a lesser number of Shares, the authorization limits under Section 5.1 and 5.2 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically be adjusted proportionately without any change in the aggregate purchase price for Options or SARs. To the extent that any adjustments made pursuant to this Article 12 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be nonstatutory stock options.

ARTICLE 13
ADDITIONAL PROVISIONS

13.1.   Confirmation of Grant.   Grants of Awards, including the material terms and conditions thereof, shall be confirmed in writing by the Executive Board to the Grantee by means of a written and signed Agreement for Acceptance, based upon a written and signed decision of the Supervisory Board. Such confirmation shall be provided to the Grantee as soon as administratively feasible after the Grant Date.

13.2.   Acceptance.   Acceptance of the Award can only be done in writing by the Grantee within the time period after the Grant Date as specified in the Agreement. If the Grantee does not accept his or her Award within the prescribed time frame, the Award shall be deemed to have lapsed. The Grantee who accepts an Award confirms the following: to have knowledge of the “Regulatory concerning Insider Information ARCADIS N.V.” (Reglement), and to have read the contents thereof and to act in conformity therewith; agrees to act in the future in conformity with possible changes in the Reglement; agrees to act in conformity with any other internal regulation regarding the due observance of the Reglement.

13.3.   Non-transferability.   Awards are personal and not transferable. Awards cannot be pledged or otherwise encumbered. In the event Awards are transferred, pledged or otherwise encumbered the Awards shall be deemed to have lapsed without any compensation to the Grantee.

13.4.   Compliance with Other Laws and Regulations.   The Plan, the grant and exercise of Awards hereunder, and the obligation of the Company to sell and deliver Shares, shall be subject to all applicable laws, rules, and regulations of the Netherlands and United States and to such approvals by government or regulatory agencies as may be required or deemed advisable by the Supervisory Board. The Company shall not be required to issue or deliver any certificates for Shares prior to (a) the listing or quotation of such Shares on any stock exchange or equivalent securities market on which the Common Stock may then be listed or quoted and (b) the completion of all registrations or qualifications of such Shares under applicable Netherlands, United States, or state law, or such other requirements which the Supervisory Board shall, in its sole discretion, determine to be required, necessary or advisable.

13.5.   No Rights as Shareholders.   No Grantee shall have any rights as a shareholder of the Company with respect to any Share subject to an Award, prior to the date that the Shares covered thereby are transferred to such Grantee.

13.6.   Withholding.   Whenever the Company proposes or is required to issue or transfer Shares under the Plan, the Company shall have the right to condition such issue or transfer on the requirement that the Grantee remit to the Company an amount sufficient to satisfy all Netherlands, United States, state or local withholding income tax liability, as well as social security contributions, associated with such issue or transfer in such form as the Company may determine or accept in its sole discretion, including payment by surrender or retention of Shares prior to the delivery of any certificate or certificates for such Shares. Whenever under the Plan payments are to be made in cash, such payments shall be made net of an amount sufficient to satisfy all related Netherlands, United States, state, or local withholding tax liability.

13.7.   Continued Employment Not Presumed.   This Plan and any document describing this Plan and the grant of any Award hereunder shall not (a) give any Grantee a right to continued employment or position or office with the Company or any Member of the Group or (b) adversely affect the right of the Company or any Member of the Group to terminate the employment, of position or office of the Grantee with or without cause.

13.8.   Effective Date; Duration.   The Plan first became effective as of May 11, 2005 subject to approval by the shareholders meeting of the Company on May 11, 2005, and shall expire on December 31, 2011. The Supervisory Board approved additional amendments to the Plan, as set forth herein, on [December 15, 2005. No Awards may be granted under the Plan after December 31, 2011, but Awards granted on or before that date may be exercised according to the terms of this Plan and the related agreements and shall continue to be governed by and interpreted consistent with the terms of this Plan.

13.9.   Unfunded Plan.   The Plan, insofar as it provides for Awards, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. Any liability of the Company to any person with respect to any Award under this Plan shall be based solely upon and limited to the contractual obligations of the Company towards such person as evidenced in the applicable written agreement entered into by the Company and such person under and pursuant to this Plan and no such obligations of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any assets of the Company or any of its Subsidiaries.

13.10.   Taxes.

(a)       In the event granting of or exercise of an Award results in a taxable event, the Grantee is liable for payment of all relevant taxes.

(b)       Any tax or social security premium payable by the Grantee or his successors as a result of the granting, the maintaining, the exercising or the transfer, respectively, of Awards are under all circumstances for the account of the Grantee or, as applicable, his successors.

(c)       Changes in tax regulations or social security regulations are for the account and risk of the Grantee.

(d)       In the event the Awards are not exercised or do not vest, no repayment of paid taxes and social security premiums shall take place.

(e)       It is noted that in some jurisdictions exercising Awards after termination of the Grantee’s employment might have tax implications.

13.11.   Domicile.   Communications and notices addressed to the Grantee shall be sent to the address shown in the records of the Company. Communications to the Company shall be sent to the attention of the Company secretary or at such other address as the Company secretary may hereafter designate in writing to the Grantee.

13.12.   Term of Plan.   This Plan is the successor of the ARCADIS 2001 Long Term Incentive Share Option Plan and is applicable for the book years of the Company 2005 up to and including 2011. Granting of any Award during any year does not result in an obligation of the Company to grant Awards for any following year nor in an entitlement of any Grantee to receive Awards in any following year.

13.13.   Governing Law.   The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the Kingdom of the Netherlands and, where applicable, the United States.